Exhibit 99.1

TRADING SYMBOLS:	September12, 2011
In the U.S.: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL ANNOUNCES NEW BOARD OF
DIRECTOR AND MANAGEMENT CHANGES

BOISE, Idaho, September 12, 2011 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, today announced the following changes to its director and management team, effective mid September, 2011.

Mr. Dennis Gilles has been appointed to U.S. Geothermal Inc.’s board of directors. Mr. Gilles has 25 years in the power generation business with experience ranging from power plant construction and operations to senior level management. Mr. Gilles spent 23 years with Calpine Corporation at the Geysers geothermal field where he was instrumental in consolidating the majority of the Geysers operations into a single entity. Mr. Gilles was part of the expansion and growth of Calpine Corporation from the very first megawatt to what is now the largest independent power producer in the country. He completed his career with Calpine as the Senior Vice President of Renewable Growth and is now consulting for the energy sector worldwide. Mr. Gilles is a registered professional engineer in California and earned an MBA and a Bachelor of Science degree in Mechanical Engineering.

In response to our increased construction and growth activities and as part of our succession planning, Mr. Doug Glaspey has been promoted to President and will remain as Chief Operating Officer. Mr. Daniel Kunz will continue as Chief Executive Officer. Mr. Jonathan Zurkoff has been named Treasurer and Executive Vice President. Mr. Zurkoff has extensive experience in arranging debt and equity and led the project finance efforts at Neal Hot Springs and San Emidio.

Mr. Kunz said, “On behalf of the board, we are pleased that Dennis has joined us to provide additional geothermal development experience as we expand our growth projects. I am also happy to announce the promotion of Doug and Jonathan. These highly experienced renewable energy executives will continue to add significant value to our senior executive team.”

About US Geothermal:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project, which is currently under construction, will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 9.6 net MW binary cycle power plant.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, the results from the exploration drilling at San Emidio and Neal Hot Springs. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.